Exhibit 99.1

Harris Corporation to Discontinue Cyber Hosting Operation; Will Continue

Providing Advanced Cyber Security and Cloud-Enabled Applications and

Services

MELBOURNE, Florida, February 27, 2012 – Harris Corporation (NYSE:HRS), an international communications and information technology company, plans to discontinue its Cyber Integrated Solutions operation — which provided remote cloud hosting — and sell its related data center facility in Harrisonburg, Virginia. The operation is part of the company’s Integrated Network Solutions segment.

The company determined that although demand continues for cyber security and cloud-enabled solutions, its government and commercial customers currently prefer hosting mission-critical information on their own premises rather than remotely.

Harris will continue to provide its customers with advanced cyber security and cloud-enabled software applications and solutions as a service. Harris engineers have developed and managed some of the world’s most secure, mission-critical communications and IT networks, such as the ultra-reliable Federal Aviation Administration Telecommunications Infrastructure network. Additionally, the company’s technology, countermeasures and monitoring capabilities safeguard vital information systems that support the critical missions of military, intelligence, and federal law enforcement customers.

“There is a large and growing market for cyber security and cloud-enabled solutions, and Harris is committed to continuing to be a significant player in this area,” said William M. Brown, president and chief executive officer. “These actions allow us to refocus our capital and efforts on the secure, cost-effective communications and IT solutions that our customers are demanding.”

The company expects to incur an after-tax charge of $70 million to $80 million during fiscal 2012 as a result of these actions.

About Harris Corporation

Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has approximately $6 billion of annual revenue and about 17,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.

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HARRIS CORPORATION | 1025 West NASA Boulevard, Melbourne, FL USA 32919	assuredcommunications™

Forward-Looking Statements

This press release contains forward-looking statements that reflect management’s current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Statements about the company’s expectation or amounts or timing of estimated charges associated with the plan for discontinuing the company’s Cyber Integrated Solutions operation and the related exit and disposal activities are forward-looking and involve risks and uncertainties. Other factors that may impact the company’s results and forward-looking statements may be disclosed in the company’s filings with the SEC. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

HARRIS CORPORATION | 1025 West NASA Boulevard, Melbourne, FL USA 32919	assuredcommunications™